Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 17, 2021, except for the effects of the stock split discussed in Note 2 to the financial statements, as to which the date is May 20, 2021, with respect to the financial statements of FIGS, Inc. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-255797) and related Prospectus of FIGS, Inc. for the registration of shares of its Class A common stock.

/s/ Ernst & Young LLP

Los Angeles, California

May 26, 2021